Exhibit 2.2
AMENDMENT TO ASSET PURCHASE AGREEMENT
     This AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of May 29, 2009 (this “Amendment”), is made by and among Harris Corporation, a Delaware corporation, Tyco Electronics Group S.A., a company organized under the laws of Luxembourg, and, solely for the limited purposes of Section 5 with respect to its obligations under Section 11.09 of the Purchase Agreement (as defined below), Tyco Electronics Ltd., a corporation incorporated under the laws of Bermuda.
W I T N E S S E T H:
     WHEREAS, the parties hereto are parties to an Asset Purchase Agreement, dated as of April 16, 2009 (the “Purchase Agreement”); and
     WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings specified in the Purchase Agreement):
     SECTION 1. Amendments To The Purchase Agreement.
     (a) The definition of “Assumed Intercompany Payables” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“Assumed Intercompany Payables” means the trade payables incurred in the ordinary course of business due and payable by the Business to Seller and its Affiliates, but only to the extent included in the calculation of Final Closing Working Capital and excluding the payables due and payable by M/A-COM or M/A-COM Canada to the Business in Ireland.”
     (b) The definition of “Assumed Intercompany Receivables” in Section 1.01(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Assumed Intercompany Receivables” means the trade receivables incurred in the ordinary course of business due and owing to the Business from Seller and its Affiliates, but only to the extent included in the calculation of Final Closing Working Capital and excluding the receivables due and owing to the Business in Ireland from M/A-COM or M/A-COM Canada.”
     (c) Section 1.01(a) of the Purchase Agreement is hereby amended to add the following definitions:
“Applicable Employee” means the Business Employees located in the Delayed Employee Transfer Countries, which Business Employees are listed on a list to be delivered by Seller to Buyer no later than two Business Days after the Closing Date.
“Delayed Employee Transfer Countries” means those countries in which Business Employees are located other than the United States, Ireland, Canada, Poland and the United Kingdom.
“Delayed Employee Transfer Date” means each date on which a Delayed Employee Transfer occurs.
“Delayed Transfer” means each transfer of Delayed Transfer Purchased Assets and Delayed Transfer Assumed Liabilities pursuant to Section 2.12.
“Delayed Transfer Assumed Liabilities” means those Assumed Liabilities relating primarily to the Business in the Delayed Transfer Country.
“Delayed Transfer Country” means Brazil.
“Delayed Transfer Purchased Assets” means those Purchased Assets relating primarily to the Business in the Delayed Transfer Country.
     (d) The following rows are hereby added in the appropriate alphabetical order to the table at the end of Section 1.01(a) of the Purchase Agreement:

Delayed Employee Transfer	2.11

Delayed Transfer Purchase Price	2.12	(c)
     (e) The first paragraph of Section 2.01 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     “Section 2.01. Purchase and Sale. Except with respect to the Delayed Transfer Purchased Assets, which are addressed in Section 2.12, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase (or, subject to Section 13.05, cause Buyer’s designated Affiliate(s) to purchase) from Seller and its Affiliates and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer (or, subject to Section 13.05, Buyer’s designated Affiliate(s)) at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and its Affiliates’ right, title and interest in, to and under the following assets, properties and rights of Seller and its Affiliates (the “Purchased Assets”):”
     (f) The first paragraph of Section 2.03 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “Section 2.03. Assumed Liabilities. Except with respect to the Delayed Transfer Assumed Liabilities, which are addressed in Section 2.12, upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume (or to cause to be assumed) all Liabilities to the extent relating primarily to the ownership, use or operation of the Purchased Assets or the Business, whether arising prior to, at or after the Closing, other than the Excluded Liabilities (all of the foregoing Liabilities to be so assumed being herein collectively called the “Assumed Liabilities”); provided that notwithstanding the transactions contemplated hereby or any provision of this Agreement, all assets and liabilities of the Subsidiary shall remain the assets and liabilities of the Subsidiary. Without limitation of the foregoing, Assumed Liabilities shall include the following:”
     (g) Section 2.04(g) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “(g) all Liabilities arising under the Excluded Plans, including any defined benefit or defined contribution pension obligation (regardless of whether such obligation is contained in an employment agreement, collective bargaining agreement, national, industry or company agreement, works council agreement or otherwise), other than any such pension obligation that is solely governmental and, as an initial matter, was not voluntary in nature and other than the Canadian Registered Retirement Savings Plans and the Irish Benefit Plan; any non-qualified deferred compensation arrangement; and any post-retirement health and post-retirement life insurance plans (other than the Com-Net Retirement Medical Plan); provided, however, for the avoidance of doubt, that this Section 2.04(g) does not include Liabilities for items to the extent that they are accrued in the Closing Working Capital or constitute vacation or paid time off;”

     (h) Section 2.05(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, with or without the consent, approval or waiver of, or notice to, a third party thereto, would constitute a breach or other contravention of such Purchased Asset or violation of any Applicable Law or in any way adversely affect the rights of Buyer (or its designated Affiliate(s)) or Seller (or an Affiliate of Seller) thereunder unless and until any required consent, approval or waiver is obtained. Seller and Buyer shall use their reasonable best efforts (including the dedication of resources thereto, but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the consent, approval or waiver of, or provide the required notice to, such third parties to or of the assignment to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) of any Purchased Asset or any claim or right or any benefit arising thereunder or otherwise transfer the rights and benefits of any Non-assignable Asset (as defined below) to Buyer or, subject to Section 13.05, its designated Affiliate, including, in the case of any non-transferable Permits, to cause the applicable Governmental Authority to issue a new Permit to Buyer or its Affiliate in place of such non-transferable Permit and with respect to prime Government Contracts, to obtain all necessary approval and consent of the applicable U.S. federal Governmental Authority to novate such prime Government Contracts in accordance with FAR Subpart 42.12. If such consent, approval or waiver is not obtained, or such notice is not made, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller or any of its Affiliates thereunder so that Buyer (or, subject to Section 13.05, its designated Affiliate(s)) would not in fact receive all such rights, or if such asset is not transferable under Applicable Law with or without such consent, approval, waiver or notice (any assets so described, the “Non-assignable Assets”), Seller and Buyer agree that Buyer will receive the benefits and perform the obligations under such Non-assignable Asset, and Seller and Buyer will use their commercially reasonable efforts (but without any obligation to expend money, commence litigation or offer or grant any financial or other accommodation to any third party) to enter into a mutually agreeable arrangement under which Buyer would assume the obligations and Seller would provide to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) the benefits of any Non-assignable Asset, including sub-contracting, sub-licensing, or sub-leasing to Buyer (or, subject to Section 13.05, its designated Affiliate(s)), and with respect to the prime Government Contracts, entering into and taking commercially reasonable efforts to obtain any required approvals or consents of any U.S.

federal Governmental Authority to the Subcontract prior to the Closing Date), or under which Seller would enforce for the benefit of Buyer (or, subject to Section 13.05, its designated Affiliate(s)), with Buyer (or, subject to Section 13.05, its designated Affiliate(s)) assuming Seller’s (or such Affiliate’s) obligations under such Non-assignable Asset, any and all rights of Seller or such Affiliate against a third party thereto. In connection with any such arrangement, Buyer shall reimburse Seller and its Affiliates for any reasonable and documented out-of-pocket costs and expenses actually incurred by Seller or its Affiliates in connection with the performance of any mutually agreeable arrangement or that otherwise would have been incurred by Buyer or its Affiliates had such Non-assignable Asset been assigned, transferred or conveyed as contemplated by this Agreement, including any Liability arising out of Buyer’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”). Prior to the amount of the deductible described in clause (B) of Section 11.02(a) being exceeded (whether pursuant to reimbursement under this sentence or pursuant to any other provision of this Agreement or a combination of the foregoing), Buyer will promptly reimburse Seller for all out-of pocket costs and expenses actually incurred by Seller or its Affiliates (other than Alternative Arrangement Costs) relating to or arising from the failure to obtain a consent, approval or waiver for any Non-assignable Assets (such costs and expenses, the “Other Consent Costs”) and any such reimbursement shall be applied toward such deductible. After the amount of such deductible has been exceeded, Buyer will promptly reimburse Seller for 50% of Other Consent Costs. Seller will promptly pay to Buyer (or, subject to Section 13.05, its designated Affiliate(s)) when received all monies received by Seller or an Affiliate of Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.”
     (i) Section 2.07(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:
     “(b) Seller shall deliver or cause its Affiliates to deliver, as applicable, to Buyer such deeds, bills of sale, endorsements, assignments, duly endorsed certificates, stock powers and other good and sufficient instruments of conveyance and assignment as reasonably necessary or appropriate to vest in Buyer (or, subject to Section 13.05, its designated Affiliate) all right, title and interest in, to and under the Purchased Assets other than the Irish Purchased Assets, which are addressed in Section 2.10, and the Delayed Transfer Purchased Assets, which are addressed in Section 2.12.”
     (j) The following section is hereby added as Section 2.11 of the Purchase Agreement:

     “Section 2.11. Delayed Employee Transfers. Promptly after the Closing Date, but in no event later than the six (6) month anniversary of the Closing Date, Buyer and Seller will or will cause their Affiliates to transfer the Applicable Employees in each Delayed Employee Transfer Country (each such transfer, a “Delayed Employee Transfer”) pursuant to Section 9.04A. Unless otherwise agreed in writing (or unless Buyer has not given written notice prior to the six (6) month anniversary of the Closing Date, in which case the Delayed Employee Transfer will take place on such anniversary), Buyer shall give Seller at least thirty (30) days’ prior written notice of any proposed Delayed Employee Transfer. Notwithstanding any provision in the Purchase Agreement or the Disclosure Schedule to the contrary, Buyer and Seller agree that the Applicable Employees will remain employed by Seller or its Affiliates, as the case may be, until the applicable Delayed Employee Transfer Date or such earlier date when the Applicable Employee voluntarily shall terminate his or her employment. Buyer and Seller agree that the Applicable Employees’ employment by Seller and its Affiliates subsequent to the Closing Date shall be pursuant to substantially the same terms and conditions, including substantially the same compensation and benefits, as in effect with respect to the Applicable Employees immediately prior to the Closing Date, except in such cases as Seller or its Affiliates are required to change such terms or conditions under Applicable Law or make changes to such terms and conditions for employees generally; provided, that, if possible, Seller and its Affiliates will avoid making any such changes and, provided, further, that if any such changes are made and as a result thereof Buyer or its Affiliates are required to modify their benefit plans or other employee benefits programs or policies in order to comply with Applicable Law, Seller agrees, at Buyer’s request, to extend the transfer date provided in this Section 2.11 by thirty (30) days with respect to the affected Applicable Employees. Notwithstanding the foregoing, Buyer and Seller agree that subsequent to the Closing Date, the Applicable Employees shall not be granted any new awards under any stock option or other equity-based compensation plan of Seller or its Affiliates. Notwithstanding anything to the contrary contained herein, the Delayed Employee Transfers are not required to occur on the same date for all of the Delayed Employee Transfer Countries.
     (k) The following section is hereby added as Section 2.12 of the Purchase Agreement:
     “Section 2.12. Delayed Transfers. (a) Promptly after the Closing Date, but in no event later than the six (6) month anniversary of the Closing Date, (i) Buyer shall purchase (or, subject to Section 13.05, cause Buyer’s designated Affiliate(s) to purchase) from Seller and Seller shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered to Buyer (or, subject to Section 13.05, Buyer’s designated Affiliate(s)) free and clear of all Liens other than Permitted Liens, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Delayed Transfer Purchased Assets, (ii) Seller shall deliver or cause its Affiliates to deliver, as applicable, to Buyer such deeds, bills of sale, endorsements, assignments, duly endorsed certificates, stock powers and other good and sufficient instruments of conveyance and assignment as reasonably necessary or appropriate to vest in Buyer (or, subject to Section 13.05, its designated Affiliate) all right, title and interest in, to and under the Delayed Transfer Purchased Assets and (iii) Buyer shall, contemporaneously with the transfer of such Delayed Transfer Purchased Assets, assume (or cause to be assumed) all of the Delayed Transfer Assumed Liabilities. From and after the Closing Date, Seller shall, or cause its Affiliates to, hold and operate the Delayed Transfer Purchased Assets and the portion of the Business relating thereto on behalf of and for the sole benefit and detriment of Buyer. Unless otherwise agreed in writing (or unless Buyer has not given written notice prior to the six (6) month anniversary of the Closing Date, in which case the Delayed Transfer will take place on such anniversary), Buyer shall give Seller at least thirty (30) days’ prior written notice of any proposed Delayed Transfer.
     (b) Subject to the next sentence, the operation and maintenance of the Delayed Transfer Purchased Assets and the Delayed Transfer Assumed Liabilities shall be funded by Seller. Buyer and Seller agree that, no later than fifteen (15) days following the end of each month, Buyer will reimburse Seller for direct expenses of the Business incurred by it in operating the Business in the Delayed Transfer Country as well as for allocations of costs to such portion of the Business by Seller that are consistent with the historical allocation of costs to such portion of the Business by Seller.
     (c) Unless otherwise mutually agreed in writing by Buyer and Seller, Seller shall return to Buyer no later than two Business Days prior to the Delayed Transfer that portion of the Purchase Price allocated to the Delayed Transfer Purchased Assets (the “Delayed Transfer Purchase Price”) in immediately available funds by wire transfer. At the Delayed Transfer, Buyer shall cause an Affiliate of its designation in the Delayed Transfer Country to deliver the Delayed Transfer Purchase Price to Seller’s Affiliate in the Delayed Transfer Country in immediately available funds by wire transfer.
     (l) The following section is hereby added as Section 6.02(c) of the Purchase Agreement:

     “In furtherance of its obligations in this Section 6.02, from and after the Closing Date, in connection with the Excluded Liability listed as Item 2 on Schedule 2.04(v), Buyer will use its commercially reasonable efforts to cause the Transferred Employees with knowledge pertaining thereto to comply with requests for depositions and for testimony at trial and to make themselves available for deposition and reasonable trial testimony preparation by Seller’s counsel; provided that (x) notwithstanding anything to the contrary in this Section 6.02(c), Buyer will only be obligated to comply with this Section 6.02(c) with respect to any person if and for so long as Buyer is capable of directing the actions of such person and (y) Seller shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with this Section 6.02(c). To the extent a Transferred Employee or other employee of Buyer and its Affiliates is required to spend more than seven (7) hours in any day to provide such cooperation to Seller and its Affiliates, Seller shall also compensate Buyer and its Affiliates for 130% of the costs of salary for such day for such Transferred Employee or other employee of Buyer and its Affiliates. Seller and its Affiliates hereby agree to use commercially reasonable efforts to conduct the litigation in such a manner, without compromising Seller’s position, to minimize disruption to the Business, including by providing, to the extent it is reasonably practicable, reasonable advance notice to Buyer and its Affiliates of the need to use the Transferred Employees as provided for in this Section 6.02(c), and scheduling events, to the extent it is reasonably practicable, to accommodate the schedules and reasonable requests of the Transferred Employees and Buyer and its Affiliates. The parties hereto hereby agree and acknowledge that, notwithstanding anything to the contrary herein, the litigation shall be an Excluded Liability retained by Seller pursuant to this Agreement, and that nothing in this Section shall in any way affect the treatment of the litigation under this Agreement as an Excluded Liability.
     (m) The following section is hereby added as Section 6.02(d) of the Purchase Agreement:
     “From and after the Closing Date, Buyer will provide and, as applicable, will use its commercially reasonable efforts to cause its Affiliates and the Transferred Employees to provide reasonable cooperation to Seller, its Affiliates and their respective Representatives in connection with any dispute between Seller or any of its Affiliates and a third party under any Contracts constituting Excluded Contracts that were entered into primarily in connection with the SONY Contract, including attendance and participation in meetings with any such third party as reasonably necessary to resolve any such dispute; provided that (x) notwithstanding anything to the contrary in this Section 6.02(d), Buyer will only be obligated to cause any person to provide such cooperation if and for so long as Buyer is capable of directing the actions of such person

(y) Seller shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with this Section 6.02(d) and (z) Buyer shall not be required to provide cooperation to the extent in its reasonable judgment such cooperation could harm its commercial relations with the parties involved. To the extent a Transferred Employee or other employee of Buyer and its Affiliates is required to spend more than seven (7) hours in any day to provide such cooperation to Seller and its Affiliates, Seller shall also compensate Buyer and its Affiliates for 130% of the costs of salary for such day for such Transferred Employee or other employee of Buyer and its Affiliates. Seller and its Affiliates hereby agree to use commercially reasonable efforts to act in such a manner, without compromising Seller’s position, to minimize disruption to the Business, including by providing, to the extent it is reasonably practicable, reasonable advance notice to Buyer and its Affiliates of the need to use the Transferred Employees as provided for in this Section 6.02(d), and scheduling events, to the extent it is reasonably practicable, to accommodate the schedules and reasonable requests of the Transferred Employees and Buyer and its Affiliates. The parties hereto hereby agree and acknowledge that, notwithstanding anything to the contrary herein, the dispute shall be an Excluded Liability retained by Seller pursuant to this Agreement, and that nothing in this Section shall in any way affect the treatment of the dispute under this Agreement as an Excluded Liability.
     (n) The following sentence is hereby added immediately after the second sentence of Section 6.03 of the Purchase Agreement:
     “Buyer’s obligations under this Section 6.03 will also include providing support for the completion, maintenance, ongoing operation and modification of a testing lab to perform tests and observations as reasonably requested by Seller, its Affiliates or their respective Representatives in connection with the defense or prosecution of the SONY Litigation, and providing the results of such tests and observations to Seller, its Affiliates or their respective Representatives. To the extent a Transferred Employee or other employee of Buyer and its Affiliates is required to spend more than seven (7) hours in any day to provide the cooperation described in the immediately preceding sentence to Seller and its Affiliates, Seller shall also compensate Buyer and its Affiliates for 130% of the costs of salary for such day for such Transferred Employee or other employee of Buyer and its Affiliates.”
     (o) The following section is hereby added as Section 7.05(d) of the Purchase Agreement:
     “(d) Chain of Title. Seller and its Affiliates shall:

     (i) provide Buyer and its Affiliates with a document memorializing assignment of all DTX Patents and DTX Trademarks that have been assigned from M/A-Com Eurotec B.V. to Raychem International;
     (ii) provide Buyer and its Affiliates with a copy of the name change certificate or similar document pursuant to which Comnet Ericsson Critical Radio Systems, Inc. changed its name to M/A-Com Private Radio Systems, Inc.;
     (iii) in connection with the Transferred Patents, provide a copy of and file, or reimburse Buyer and its Affiliates for reasonable expenses incurred in filing, a merger certificate or similar official document confirming the merger between M/A-Com Private Radio Systems, Inc. and M/A-Com, Inc. with the relevant Governmental Authorities;
     (iv) in connection with the Transferred Patents, provide a copy of and file, or reimburse Buyer and its Affiliates for reasonable expenses incurred in filing, any name change certificates or similar documents evidencing the transactions pursuant to which Com-Net Ericsson Canada Corp. changed its name to M/A-Com Private Radio Systems Canada Corp. with the relevant Governmental Authorities; and
     (v) other than with respect to the DTX Patents and DTX Trademarks and any Transferred Patents that were acquired by Seller or any of its Affiliates in connection with Seller and its Affiliates’ transactions with or relating to Com-Net Ericsson Critical Radio Systems, Inc., for a period of three years following the Closing use commercially reasonable efforts to provide Buyer and its Affiliates with documentation that is in the possession of Seller or its Affiliate, that is not subject to confidentiality or similar restrictions on disclosure, or that can be easily obtained by Seller or any of its Affiliates at minimal or no cost and that is necessary, proper or advisable to correct any chain of title gaps for the Transferred Patents;
provided, however, that any filings in connection with (iii) or (iv) of this Section 7.05(d) will not take place until after Closing.
     (p) The following section is hereby added as Section 7.09 of the Purchase Agreement:
     “Section 7.09. Cooperation on Sales of SONY Excluded Assets. From and after the Closing Date for a maximum of one (1) year after the Closing Date, Buyer will provide and, as applicable, cause its Affiliates and the Transferred Employees to provide reasonable cooperation to Seller and its Affiliates in connection with the identification and disposition by Seller or, as applicable, any of its Affiliates of any asset that is an Excluded Asset retained by Seller in connection with the SONY Contract, including reasonable participation in discussions with customers related to the sale of such assets; provided that (w) Buyer will have no obligations under this Section 7.09 to the extent Buyer reasonably determines such sale or proposed sale of such assets is to a Person that is a direct competitor of Buyer or would otherwise harm its sales efforts or result in a loss of a potential sale for the Business; (x) Buyer will have no obligation under this Section 7.09 to conduct the physical dismantling of any such assets; (y) notwithstanding anything to the contrary in this Section 7.09, Buyer will only be obligated to cause any person to provide such cooperation if and for so long as Buyer is capable of directing the actions of such person and (z) Seller shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with this Section 7.09. To the extent a Transferred Employee or other employee of Buyer and its Affiliates is required to spend more than seven (7) hours in any day to provide such cooperation to Seller and its Affiliates, Seller shall also compensate Buyer and its Affiliates for 130% of the costs of salary for such day for such Transferred Employee or other employee of Buyer and its Affiliates. In seeking the cooperation, Seller and its Affiliates shall minimize disruption to the Business, including by providing, to the extent it is reasonably practicable, reasonable advance notice to Buyer and its Affiliates of the need to use the Transferred Employees as provided for in this Section 7.09, and scheduling events, to the extent it is reasonably practicable, to accommodate the schedules and reasonable requests of the Transferred Employees and Buyer and its Affiliates. The parties hereto hereby agree and acknowledge that, notwithstanding anything to the contrary herein, Buyer and its Affiliates shall have no responsibility and liability with respect to any transactions that may occur involving the Excluded Assets, and that nothing in this Section shall in any way affect the treatment of any liability related to these Excluded Assets as an Excluded Liability.”
     (q) The following section is hereby added as Section 7.10 of the Purchase Agreement:
     “Section 7.10. Lynchburg Property Matters. Buyer and Seller hereby agree to comply with their respective obligations set forth on Schedule 7.10, at the times, in the manner and subject to the terms and conditions set forth in such Schedule.”
     (r) The following section is hereby added as Section 9.04A of the Purchase Agreement:
     “Section 9.04A. Delayed Transfers of Employees. (a) Except for this Section 9.04A and with respect to the fifth sentence of Section 9.04, for purposes of applying Sections 9.04, 9.06, 9.08 and 9.10 with respect to the Applicable Employees, the term “Delayed Employee Transfer Date” shall be substituted for all references to the terms “Closing” and “Closing Date”.

     (b) Seller and Buyer hereby covenant and agree for the benefit of each other and each other’s Affiliates to cooperate and take reasonable actions so that persons conducting business or otherwise interacting or having contact with the Applicable Employees after the Closing Date but prior to the Delayed Employee Transfer Date are informed and understand that the Applicable Employees: (i) are authorized and empowered to act solely on behalf of Buyer and its Affiliates, (ii) are performing their duties or otherwise acting under the direction and supervision of Buyer and its Affiliates and (iii) have no power or authority to bind, commit or otherwise obligate Seller or any of its Affiliates in respect of any transaction or Liability.
     (c) In respect of the Applicable Employees, Buyer and Seller hereby covenant and agree for the benefit of each other and each other’s Affiliates to use commercially reasonable efforts to authorize and enable each Applicable Employee, effective from and after the Closing Date and through the Delayed Employee Transfer Date, to perform his or her duties and obligations substantially as performed on behalf of Seller and its Affiliates prior to the Closing Date. For the avoidance of doubt, Buyer’s obligations under this Section 9.04A(c) will include, without limitation, providing to each Applicable Employee access to and use of such Purchased Assets as are necessary to perform his or her duties and obligations substantially as performed on behalf of Seller and its Affiliates prior to the Closing Date.
     (d) Except as otherwise provided in Section 2.04, including subsection (k) thereof but not including subsection (g) thereof to the extent subsection (g) thereof addresses the costs and expenses of continued pension and benefit coverage for the Applicable Employees after the Closing Date and on or prior to the Delayed Employee Transfer Date (but including subsection (g) thereof for all other purposes, including with respect to any administrative costs and expenses relating to any pension or benefit plan), Buyer shall reimburse Seller and its Affiliates for costs and expenses incurred by Seller and its Affiliates in respect of the Applicable Employees after the Closing Date and on or prior to the Delayed Employee Transfer Date, including, without limitation, all payroll, pension and other benefits and related costs and expenses in respect of the Applicable Employees as well as for allocations of any other cost related to such Applicable Employees that are consistent with the historical allocation of costs to the Business by Seller; provided, that, for the purposes of this Section 9.04A(d), the proviso in Section 2.04(g) shall read as follows: “provided, however, for the avoidance of doubt, that this Section 2.04(g) does not include Liabilities for items of the type that are accrued in the Closing Working Capital or that constitute vacation or paid time off;”.

     (e) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all Damages arising out of or in connection with: (w) any act or omission (or alleged act or omission) of any Applicable Employee that occurs (or is alleged to have occurred) after the Closing Date, regardless of legal theory, and whether based in tort, contract, strict liability or otherwise, (x) any claim, action, cause of action or other proceeding brought or asserted by or on behalf of any Applicable Employee in respect of his or her employment and based upon facts or circumstances during the period from the Closing Date until the Delayed Employee Transfer Date (including, without limitation, any claim of discrimination on any basis, harassment or unlawful termination), or (y) any and all Damages (including any severance costs) associated with the termination of employment of any Applicable Employee for any reason after the Closing Date and on or prior to the Delayed Employee Transfer Date, except in the case of each of (w), (x) and (y), any such Damages resulting from (X) the willful or gross misconduct, gross negligence or criminal acts of Seller and its Affiliates or agents thereof or (Y) the exercise by Seller and its Affiliates or agents thereof, other than as directed by Buyer and its Affiliates, of direction and supervision with respect to the Applicable Employees; provided, however, that (i) no Applicable Employee shall be deemed an agent of Seller and its Affiliates for purposes of clauses (X) and (Y) hereof, (ii) clause (Y) shall not include any direction or supervision by Seller and its Affiliates for the employees to perform their employment responsibilities in a manner to comply with Applicable Law and (iii) clause (Y) shall not include any direction or supervision by Seller or its Affiliates for the employees to continue to perform their employment responsibilities consistent with the ordinary course conduct of the Business as of the Closing Date, to the extent Buyer and its Affiliates have not provided contrary direction and supervision.”
     (s) The following section is hereby added as Section 9.12 of the Purchase Agreement:
          “Section 9.12 Bonus Payment. Seller hereby covenants and agrees that it shall pay, or cause its Affiliates to pay, and that Buyer and its Affiliates shall have no Liability for payment of, bonuses and other cash incentive compensation (whether payable on a monthly, quarterly, annual or other basis) payable to Business Employees for performance periods prior to the Closing Date or Delayed Employee Transfer Date, as applicable, including any bonuses and other cash incentive compensation for any performance period that has not ended as of the Closing Date or Delayed Employee Transfer Date, as applicable. Seller and Buyer agree that the calculation of the amount of the bonuses and other cash incentive compensation, the timing of payment of such amounts and the other terms of the payment shall be in accordance with the terms and conditions of the applicable Benefit Plan (as such terms and conditions exist on the Closing Date or as amended thereafter to reflect Applicable Law); provided, however, that (i) any requirement that a Business Employee be employed as of the last day of the performance period or satisfy a minimum period of service during the performance period (or any like requirement) in order for the Business Employee to be eligible for the bonus or other cash compensation shall not apply and (ii) the amount of bonus or other cash compensation earned under the applicable Benefit Plan for any performance period that has not ended as of the Closing Date or Delayed Employee Transfer Date, as applicable, may be pro-rated to reflect the period during the performance period in which the Business Employee was employed by Seller and its Affiliates. For the avoidance of doubt, the term “bonuses and other cash incentive compensation” for purposes of this Section 9.12 shall exclude any compensation that is an Assumed Liability.”
     SECTION 2. Amendments to the Disclosure Schedule.
     (a) Schedule 1.01(a)(i)(b) of the Disclosure Schedule is hereby amended by adding the name listed on Exhibit A hereto to the end of the list under the heading “Employees who shall not be deemed Business Employees”.
     (b) The heading of Schedule 2.04(u) is hereby amended to read as Schedule 2.04(v) thereby making it Schedule 2.04(v) (as referenced in the Purchase Agreement).
     (c) Schedule 7.10 of the Disclosure Schedule is hereby added to the Disclosure Schedule as set forth on Exhibit B hereto.
     SECTION 3. Working Capital Calculation. For the avoidance of doubt and notwithstanding the amendments to the Purchase Agreement provided for in this Amendment, the calculations of Closing Working Capital (including the calculation of Final Closing Working Capital) and Closing Cash (including the calculation of the Closing Cash Amount) pursuant to Section 2.08 of the Purchase Agreement shall include and take into account the Delayed Transfer Purchased Assets and the Delayed Transfer Assumed Liabilities as if acquired on the Closing Date.
     SECTION 4. Effectiveness of Amendment. Upon the execution and delivery hereof, the Purchase Agreement shall thereupon be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Purchase Agreement, and this Amendment and the Purchase Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Purchase Agreement.

     SECTION 5. General Provisions.
     (a) Miscellaneous. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Amendment may be executed by facsimile signature. The terms of Article 13 of the Purchase Agreement shall apply to this Amendment, as applicable.
     (b) Purchase Agreement in Effect. Except as specifically provided for in this Amendment, the Purchase Agreement shall remain unmodified and in full force and effect.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

HARRIS CORPORATION
By:	/s/ Charles J. Greene
	Name:	Charles J. Greene
	Title:	Vice President, Tax and Treasurer

TYCO ELECTRONICS GROUP S.A.
By:	/s/ Jeanne Quirk
	Name:	Jeanne Quirk
	Title:	Authorized Representative

TYCO ELECTRONICS LTD. (solely for the limited purposes of Section 5 with respect to its obligations under Section 11.09 of the Purchase Agreement)
By:	/s/ Jeanne Quirk
	Name:	Jeanne Quirk
	Title:	Authorized Representative

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